Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Rafael Holdings, Inc.

Newark, New Jersey

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of Rafael Holdings, Inc. of our report dated October 23, 2017 on our audits of the combined balance sheets of Rafael Holdings, Inc. as of July 31, 2017 and 2016 and related combined financial statements of comprehensive income (loss), members’ equity, and cash flow for each of the years in the three-year period ended July 31, 2017, appearing in the Company’s Registration Statement on Form 10 for the year ended July 31, 2017.

/s/ Zwick & Banyai, PLLC
Southfield, Michigan

May 22, 2018